Exhibit (a)(1)(E)

COMPLETE AND RETURN THIS FORM ONLY IF YOU HAVE

CHANGED YOUR MIND AND YOU DO NOT WANT TO EXCHANGE

SOME OR ALL OF YOUR ELIGIBLE AWARDS

WILLIAMS-SONOMA, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

AND STOCK-SETTLED STOCK APPRECIATION RIGHTS FOR RESTRICTED STOCK UNITS

WITHDRAWAL FORM

You previously received (1) a copy of the Offer to Exchange Certain Outstanding Options and Stock-Settled Stock Appreciation Rights for Restricted Stock Units (the “Offer to Exchange”); (2) the Message from Howard Lester, dated March 16, 2009; (3) an Election Form; (4) this Withdrawal Form; and (5) the Guide to the Equity Award Exchange Program. You completed and submitted an election, in which you elected to ACCEPT Williams-Sonoma’s offer to exchange some or all of your eligible awards. You should submit this form only if you now wish to change that election and REJECT Williams-Sonoma’s offer to exchange some or all of your eligible awards.

To withdraw your election to exchange some or all of your eligible awards, you must sign, date and deliver the completed and attached withdrawal form via facsimile or e-mail (via PDF or similar imaged document file) by 9:00 p.m., Pacific Time, on April 10, 2009 (unless we extend the offer), to:

Williams-Sonoma, Inc.

Attention: Compensation Department

Fax: (415) 283-3622

E-mail: wsiequityawardexchange@wsgc.com

Alternatively, you may complete and submit your withdrawal via the offer website at https://wsiequityawardexchange.com by 9:00 p.m., Pacific Time, on April 10, 2009 (unless we extend the offer).

You should note that if you withdraw your acceptance of the offer with respect to some or all of your eligible awards, you will not receive any restricted stock units pursuant to the offer in replacement for the withdrawn awards. You will keep all of the awards that you withdraw. These awards will continue to be governed by the plan under which they were granted, and by the existing award agreements between you and Williams-Sonoma.

You may change this withdrawal, and again elect to exchange some or all of your eligible awards by submitting a new election to Williams-Sonoma, by 9:00 p.m., Pacific Time, on April 10, 2009 (unless we extend the offer).

Please check the appropriate box:

☐    I wish to withdraw my election to exchange and instead REJECT the Offer to Exchange all of my awards. I do not wish to exchange any awards.

OR

☐    I wish to withdraw my election to exchange awards as to my eligible awards listed below (please list). Any awards previously elected to be exchanged by me in my most recent election but not withdrawn below will remain elected for exchange in the offer. I do not wish to exchange these listed awards:

Award Type	Award Grant Number	Grant Date
(option or stock-settled stock appreciation right)

Please sign this withdrawal form and print your name exactly as it appears on the election form you previously submitted.

Associate Signature

Associate Name (Please print)

Date and Time	E-mail Address

RETURN TO WILLIAMS-SONOMA VIA FACSIMILE AT (415) 283-3622 OR E-MAIL AT

WSIEQUITYAWARDEXCHANGE@WSGC.COM NO LATER THAN 9:00 P.M., PACIFIC

TIME, ON APRIL 10, 2009.

WILLIAMS-SONOMA, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS AND

STOCK-SETTLED STOCK APPRECIATION RIGHTS FOR RESTRICTED STOCK UNITS

WITHDRAWAL INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.	Delivery of the Withdrawal.

A properly completed withdrawal must be received either (i) via the offer website or (ii) by facsimile or e-mail (via PDF or similar imaged document file), on or before 9:00 p.m., Pacific Time, on April 10, 2009 (referred to as the expiration date).

Withdrawal Through the Offer Website:

1. Go to https://wsiequityawardexchange.com and log in to the website using the same log in information you used when you made your initial election. If this is the first time you are logging in, you will need to follow the instructions to register for the website.

2. After following the instructions on the offer website User Agreement, click on the “Start Here” button on the home page of the offer website.

3. To make your withdrawal election, click on the “Go to Make My Election” button and deselect the eligible awards that you would like to withdraw from the offer by clicking on the boxes next to such awards.

4. Authorize your withdrawal election by entering your username and the randomly-generated, personalized authorization code to digitally “sign off” on your choices.

5. Click on the “Submit My Election” button to finalize your withdrawal elections.

6. Click on the “Generate a Confirmation Statement” button on the following confirmation screen to print out a record of your withdrawal election.

Withdrawal via Facsimile or E-mail:

If you choose not to utilize the offer website, you may submit your withdrawal by sending your withdrawal form by facsimile or e-mail by using the fax number or e-mail address as provided below. You do not need to submit your withdrawal by facsimile or e-mail if you already have done so via the offer website. To send your withdrawal by facsimile or e-mail, you must do the following before the expiration date:

1. Properly complete and sign the attached withdrawal form.

2. Deliver the completed and attached withdrawal form via facsimile or e-mail (via PDF or similar imaged document file) to:

Williams-Sonoma, Inc.

Attention: Compensation Department

Fax: (415) 283-3622

E-mail: wsiequityawardexchange@wsgc.com

If Williams-Sonoma extends the offer, the properly completed withdrawal must be received by Williams-Sonoma by the date and time of the extended expiration of the offer.

The delivery of all documents, including elections and withdrawals, is at your own risk. Only responses that are complete and actually received by Williams-Sonoma by the deadline will be accepted.

If your election or withdrawal is received by Williams-Sonoma via facsimile or e-mail, Williams-Sonoma intends to confirm the receipt of your election and/or any withdrawal by e-mail, or, if you do not have a corporate e-mail address, to send you a confirmation via U.S. mail, within five U.S. business days. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election and/or any withdrawal.

Confirmation statements for submissions through the offer website may be obtained by clicking on the “Generate a Confirmation Statement” button after submitting your election or withdrawal. You should print and save a copy of the confirmation for your records.

Responses submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.

Although by submitting a withdrawal you have withdrawn some or all of your previously tendered awards from the offer, you may change your mind and re-elect to exchange some or all of the withdrawn eligible awards until the expiration of the offer. You should note that you may not rescind any withdrawal and any eligible awards withdrawn will not be deemed properly tendered for purposes of the offer, unless you properly re-elect to exchange those awards before the expiration date. Tenders to re-elect to exchange eligible awards may be made at any time before the expiration date. If Williams-Sonoma extends the offer beyond that time, you may re-tender your eligible awards at any time until the extended expiration date of the offer.

To re-elect to tender the withdrawn eligible awards, you must either submit an election via the offer website or deliver an election form with the required information via facsimile or e-mail (via PDF or similar imaged document file), after the date of the last withdrawal but on or before 9:00 p.m., Pacific Time, on April 10, 2009, to:

Williams-Sonoma, Inc.

Attention: Compensation Department

Fax: (415) 283-3622

E-mail: wsiequityawardexchange@wsgc.com

Offer Website: https://wsiequityawardexchange.com

Your awards will not be deemed properly tendered for purposes of the offer unless the withdrawn awards are properly re-tendered for exchange before the expiration date by delivery of a new election following the procedures described in the instructions to the election. This new election must be received by us after your original election and any withdrawal you have submitted. Upon the receipt of such a new, properly completed election, any previously submitted elections and/or withdrawals will be disregarded and will be considered replaced in full by the new election. Because any prior election will be disregarded, your new election must indicate all eligible awards you wish to exchange, not just those you wish to add. You will be bound by the last properly submitted election and/or withdrawal received by us prior to the expiration date.

Although it is our intent to send you an e-mail confirmation of receipt of this withdrawal if you submit your withdrawal via facsimile or e-mail, or provide a confirmation on the offer website if you submit your withdrawal via the offer website, by completing and submitting this withdrawal, you waive any right to receive any notice of the withdrawal of the tender of your eligible awards.

2.	Signatures on this Withdrawal.

If the withdrawal is being submitted via facsimile or e-mail, it must be signed by the holder of the eligible awards and the signature must correspond with the name as written on the face of the award agreement or agreements to which the awards are subject without alteration, enlargement or any change whatsoever. If this withdrawal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Williams-Sonoma of the authority of that person so to act must be submitted with this withdrawal.

Withdrawals by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity may not be submitted via the offer website.

Withdrawals submitted via the offer website:

Entering your username and authorization code and submitting the withdrawal via the offer website is the equivalent of signing your name on a paper form and has the same legal effect as your written signature.

3.	Other Information on this Withdrawal.

If you are submitting the withdrawal via facsimile or e-mail, in addition to signing the withdrawal form, you must print your name and indicate the date and time at which you signed. You must also include a current e-mail address.

4.	Requests for Assistance or Additional Copies.

Any questions and any requests for additional copies of the Offer to Exchange, the election form or this withdrawal form may be directed to Williams-Sonoma at:

Williams-Sonoma, Inc.

Attention: Compensation Department

3250 Van Ness Ave.

San Francisco, CA 94109

Phone: (415) 616-7778

Fax: (415) 283-3622

E-mail: wsiequityawardexchange@wsgc.com

Copies will be furnished promptly at Williams-Sonoma’s expense

5.	Irregularities.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any withdrawal forms. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any withdrawals that we determine are not in appropriate form or that we determine are unlawful to accept. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any withdrawal form or for any particular award holder, provided that if we grant any such waiver, it will be granted with respect to all award holders and tendered awards. No withdrawal of awards will be deemed to have been properly made until all defects or irregularities have been cured by the withdrawing award holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Important: The withdrawal must be received by Williams-Sonoma via the offer website, facsimile or e-mail, on or before the expiration date.

6.	Additional Documents to Read.

You should be sure to read the Offer to Exchange, all documents referenced therein, and the message from Howard Lester, dated March 16, 2009, before making any decisions regarding participation in, or withdrawal from, the offer.

7.	Important Tax Information.

You should refer to Section 14 of the Offer to Exchange, which contains important tax information. We also recommend that you consult with your personal advisors before deciding whether or not to participate in this offer.